Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces First Quarter 2024 Results and Raises Full Year 2024 Guidance

–First Quarter Revenues Up 9%, with Contribution From All Three Segments
–Adjusted EBITDA Growth of 7%, Normalizing for the $22 Million Land Sale Gain in 2023
–Operating Cash Flow of $81 Million, Up 195%
–Full Year 2024 Adjusted EBITDA Guidance Range Increased to $410 Million to $440 Million, Reflecting Recently Completed Ameron Acquisition and Solid First Quarter Results

DALLAS, Texas - ARCOSA, Inc. - May 2, 2024:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the first quarter ended March 31, 2024.

First Quarter 2024 Highlights

Three Months Ended March 31,
2024	2023	% Change

($ in millions, except per share amounts)
Revenues	$598.6	$549.2	9%
Net income	$39.2	$55.7	(30)%
Adjusted Net Income(1)(2)	$36.0	$51.7	(30)%
Diluted EPS(2)	$0.80	$1.14	(30)%
Adjusted Diluted EPS(1)(2)	$0.73	$1.06	(31)%
Adjusted EBITDA(1)(2)	$92.0	$108.1	(15)%
Adjusted EBITDA Margin(1)(2)	15.4%	19.7%	(430)	bps
Net cash provided by operating activities	$80.5	$27.3	195%
Free Cash Flow(1)	$30.3	$6.8	346%

bps - basis points
(1) Non-GAAP financial measure. See reconciliation tables included in this release.
(2) Results for the three months ended March 31, 2023 included a $21.8 million gain on the sale of depleted land, impacting year-over-year comparability.

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Commenting on the Company's performance, Antonio Carrillo, President and Chief Executive Officer, noted, “Our first quarter results were better than expected as we recovered from broad-based weather impacts in January, highlighting the earnings power of our portfolio of businesses. On an organic basis, we achieved double-digit Adjusted EBITDA growth and higher overall margin in the balance of the quarter.
“In Construction Products, we continued to benefit from strong pricing momentum, offsetting a modest decline in overall aggregates volume. The acquisitions that we completed in 2023 to strategically expand in Florida, Arizona, and Texas also contributed to the segment growth and were margin accretive. We were pleased to report another quarter with higher year-over-year performance in specialty materials. With favorable market tailwinds, a stabilized workforce, and improved plant reliability, this business is well-positioned to deliver better results in 2024.
“Within Engineered Structures, we executed according to plan during the first quarter. Order activity in utility structures remained healthy and margin tracked with the fourth quarter. We are making good progress at our new wind tower facility in New Mexico with plans for initial tower delivery in the second quarter of 2024. Last week, we hosted the U.S. Secretary of Energy to celebrate the completion of our first wind tower section, both on-time and on-budget.
“First quarter Adjusted Segment EBITDA increased 32% in Transportation Products, driven by higher barge revenues, and 270 basis points of margin improvement. During the first quarter, we received orders for both hopper and tank barges representing a book-to-bill of 1.5, extending our backlog into 2025. We are pleased to see continued momentum in tank barge orders and are cautiously optimistic regarding replacement needs for the liquid fleet.”
Carrillo further noted, “We continue to make measurable progress advancing our sustainability initiatives at Arcosa and released our fourth annual sustainability report in April. With business-focused sustainability efforts, we believe we can translate daily actions into long-term success for our Company and its stakeholders.”

2024 Outlook and Guidance

The Company raised its 2024 full year guidance to incorporate the acquisition of Ameron Pole Products LLC (“Ameron”), a leading manufacturer of highly engineered, premium concrete and steel poles for a broad range of infrastructure applications, which closed on April 9, 2024. The increased guidance also reflects better than expected first quarter results.
•Increased full year 2024 consolidated revenues to a range of $2.58 billion to $2.78 billion, from the prior guidance range of $2.46 billion to $2.72 billion. This compares to 2023 consolidated revenues of $2.31 billion.
•Increased full year 2024 consolidated Adjusted EBITDA guidance to a range of $410 million to $440 million, from the prior guidance range of $380 million to $420 million. This compares to 2023 consolidated Adjusted EBITDA of $367.6 million, including $21.8 million from a land sale gain in the first quarter of 2023.
Commenting on the outlook, Carrillo noted, “The recent Ameron acquisition is an excellent strategic fit for Arcosa, expanding our product offerings in traffic and telecom structures and establishing our foothold in the attractive concrete and steel lighting pole market. We have updated our 2024 guidance to incorporate Ameron and our strong start to the year. Normalizing for 2023's land sale gain, we anticipate Adjusted EBITDA growth of 23% and margin improvement of 90 basis points at the mid-point of our guidance range.

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“We generated strong operating cash flow of $81 million in the first quarter, up 195% from last year, which helped fund significant investment in organic growth projects. Our balance sheet and liquidity remain solid and Net Debt to Adjusted EBITDA, pro forma for the Ameron acquisition, remains below our long-term target.
“Importantly, Ameron accelerates Arcosa's long-term growth profile, while underscoring our disciplined acquisition strategy. Over the last 12 months, we have deployed nearly $300 million in margin accretive acquisitions at attractive valuation multiples, expanding our growth platforms in Construction Products and Engineered Structures.”

First Quarter 2024 Results and Commentary

Construction Products
•Results for the three months ended March 31, 2023 benefited from a $21.8 million gain on the sale of depleted land. To aid in comparison, the gain is excluded from the discussion of year-over-year results.
•Revenues increased 6.4% to $251.2 million. Recent acquisitions increased revenues by approximately 4.5%. Organic revenues increased due to higher pricing across our aggregates and specialty materials businesses and higher volumes in trench shoring, partially offset by lower freight revenues.
•Total volumes for our aggregates business, which includes both natural and recycled, were up slightly compared to the prior period, as additional volume from recent acquisitions offset lower organic volumes.
•Excluding the land sale gain, Adjusted Segment EBITDA increased 10.1% primarily due to the accretive impact of recent acquisitions and operating improvements in our specialty materials business.
•Adjusted Segment EBITDA Margin, excluding the gain, increased to 23.9% compared to 23.1% in the prior year period and Freight-Adjusted Segment EBITDA Margin was 26.4% compared to 26.3% in the prior year period.

Engineered Structures
•Revenues for utility, wind, and related structures increased 11.5% to $231.6 million due to higher volumes in our utility structures and wind towers businesses, partially offset by lower utility structures pricing due to product mix.
•Adjusted Segment EBITDA decreased 9.6% to $27.2 million, and margin decreased 280 basis points to 11.7% primarily due to lower margin in our utility structures business resulting from a shift in product mix. Margin for our utility structures business was flat compared to the fourth quarter of 2023.
•Startup costs incurred for our new concrete utility pole and wind tower plants were partially offset by an increase in Advanced Manufacturing Production (“AMP”) tax credits.
•Order activity for utility and related structures remained healthy. During the quarter, we received a small order for wind towers of approximately $10 million for delivery in 2024. Conversations with our customers for additional wind tower orders continue.
•At the end of the first quarter, the combined backlog for utility, wind, and related structures was $1,366.7 million compared to $1,531.4 million at the end of the first quarter of 2023. We expect to deliver approximately 40% of our current backlog in 2024.

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Transportation Products
•Revenues were $115.8 million, up 10% primarily due to a 17% increase in barge revenues driven by higher volumes and improved pricing. Revenues for steel components decreased 3.2% due to a modest decline in volumes.
•Adjusted Segment EBITDA increased $4.5 million, or 32%, to $18.6 million, representing a 16.1% margin compared to 13.4% in the prior period. The increase was driven by higher barge volumes and improved margin in both businesses.
•During the quarter, we received orders for both hopper and tank barges totaling approximately $120 million, representing a book-to-bill of 1.5.
•Backlog for inland barges at the end of the quarter was $294.4 million, up 16% from the fourth quarter of 2023. We expect to deliver approximately 73% of our current backlog in 2024.

Corporate and Other Financial Notes
•Excluding acquisition and divestiture-related costs, which have been excluded from Adjusted EBITDA, corporate expenses increased to $14.7 million in the first quarter compared to $13.8 million in the prior year primarily due to higher compensation-related costs.
•Acquisition and divestiture-related costs were $1.6 million in the first quarter compared to $0.6 million in the prior year.
•The effective tax rate for the first quarter was 17.1% compared to 20.3% in the prior year. The decrease in the tax rate was primarily due to lower state taxes and higher AMP tax credits.

Cash Flow and Liquidity
•Operating cash flow was $80.5 million during the first quarter, an increase of $53.2 million compared to the prior year.
•Working capital was a $4.6 million net source of cash for the quarter compared to the prior year's $55.4 million net use of cash.
•Capital expenditures in the first quarter were $54.4 million, up $10.0 million from the prior year as we continue to invest in organic projects in Construction Products and Engineered Structures.
•Free Cash Flow for the quarter was $30.3 million, up from $6.8 million in the prior year.
•We ended the quarter with total liquidity of $554.5 million, including $176.5 million of cash and cash equivalents, and Net Debt to Adjusted EBITDA was 1.2X for the trailing twelve months.
•As previously announced, we completed the acquisition of Ameron in April for a total purchase price of $180.0 million, which will be included in our Engineered Structures segment. The acquisition was funded with $160.0 million of borrowings under our revolving credit facility and cash on hand. Pro Forma Net Debt to Adjusted EBITDA following the acquisition is 1.7X.

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Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on May 3, 2024 to discuss first quarter 2024 results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 800-579-2568 for domestic callers and 785-424-1619 for international callers. The conference ID is ARCOSA and the passcode is 64394. An audio playback will be available through 11:59 p.m. Eastern Time on May 17, 2024, by dialing 888-566-0893 for domestic callers and 402-220-6929 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: Construction Products, Engineered Structures, and Transportation Products. For more information, visit www.arcosa.com.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” “plans,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the impact of pandemics on Arcosa’s business; failure to successfully integrate acquisitions, including Ameron, or divest any business, or failure to achieve the expected benefits of acquisitions or divestitures; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; the impact of inflation and costs of materials; assumptions regarding achievements of the expected benefits from the Inflation Reduction Act; the delivery or satisfaction of any backlog or firm orders; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see “Risk Factors” and the “Forward-Looking Statements” section of “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Arcosa's Form 10-K for the year ended December 31, 2023 and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Gail M. Peck	Erin Drabek	David Gold
Chief Financial Officer	Director of Investor Relations	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com
MEDIA CONTACT

Media@arcosa.com
TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Revenues	$598.6	$549.2
Operating costs:
Cost of revenues	487.0	440.6
Selling, general, and administrative expenses	69.1	62.5
Gain on disposition of property, plant, equipment, and other assets	(3.9)	(22.6)
Gain on sale of storage tanks business	(7.0)	(6.4)
	545.2	474.1
Operating profit	53.4	75.1

Interest expense	8.3	7.1
Other, net (income) expense	(2.2)	(1.9)
	6.1	5.2
Income before income taxes	47.3	69.9
Provision for income taxes	8.1	14.2
Net income	$39.2	$55.7

Net income per common share:
Basic	$0.81	$1.15
Diluted	$0.80	$1.14
Weighted average number of shares outstanding:
Basic	48.5	48.3
Diluted	48.9	48.8

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended March 31,
Revenues:	2024	2023
Aggregates and specialty materials	$221.7	$211.0
Construction site support	29.5	25.1
Construction Products	251.2	236.1

Utility, wind, and related structures	231.6	207.7
Engineered Structures	231.6	207.7

Inland barges	79.7	68.1
Steel components	36.1	37.3
Transportation Products	115.8	105.4
Consolidated Total	$598.6	$549.2

	Three Months Ended March 31,
Operating profit (loss):	2024	2023
Construction Products	$28.8	$49.5
Engineered Structures	26.3	29.9
Transportation Products	14.6	10.1
Segment Total	69.7	89.5
Corporate	(16.3)	(14.4)
Consolidated Total	$53.4	$75.1

Backlog:	March 31, 2024	March 31, 2023
Engineered Structures:
Utility, wind, and related structures	$1,366.7	$1,531.4
Transportation Products:
Inland barges	$294.4	$279.0

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$176.5	$104.8
Receivables, net of allowance	366.2	357.1
Inventories	404.0	401.8
Other	47.0	48.3
Total current assets	993.7	912.0

Property, plant, and equipment, net	1,358.1	1,336.3
Goodwill	984.3	990.7
Intangibles, net	265.5	270.7
Deferred income taxes	6.8	6.8
Other assets	59.7	61.4
	$3,668.1	$3,577.9
Current liabilities:
Accounts payable	$275.6	$272.5
Accrued liabilities	113.2	117.4
Advance billings	39.5	34.5
Current portion of long-term debt	6.6	6.8
Total current liabilities	434.9	431.2

Debt	600.6	561.9
Deferred income taxes	187.2	179.6
Other liabilities	71.6	73.2
	1,294.3	1,245.9
Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,689.6	1,682.8
Retained earnings	701.7	664.9
Accumulated other comprehensive loss	(16.6)	(16.2)
Treasury stock	(1.4)	—
	2,373.8	2,332.0
	$3,668.1	$3,577.9

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Operating activities:
Net income	$39.2	$55.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	42.8	38.8
Stock-based compensation expense	6.7	5.5
Provision for deferred income taxes	7.1	7.4
Gain on disposition of property, plant, equipment, and other assets	(3.9)	(22.6)
Gain on sale of storage tanks business	(7.0)	(6.4)
(Increase) decrease in other assets	(2.2)	3.4
Increase (decrease) in other liabilities	(2.4)	(2.6)
Other	(4.4)	3.5
Changes in current assets and liabilities:
(Increase) decrease in receivables	(10.2)	(66.4)
(Increase) decrease in inventories	4.5	(10.9)
(Increase) decrease in other current assets	1.2	4.6
Increase (decrease) in accounts payable	3.7	10.5
Increase (decrease) in advance billings	5.0	8.0
Increase (decrease) in accrued liabilities	0.4	(1.2)
Net cash provided by operating activities	80.5	27.3
Investing activities:
Proceeds from disposition of property, plant, equipment, and other assets	4.2	23.9
Proceeds from sale of businesses	6.7	2.0
Capital expenditures	(54.4)	(44.4)
Acquisitions, net of cash acquired	—	(15.6)
Net cash required by investing activities	(43.5)	(34.1)
Financing activities:
Payments to retire debt	(1.7)	(1.9)
Proceeds from issuance of debt	40.0	—
Dividends paid to common stockholders	(2.4)	(2.4)
Purchase of shares to satisfy employee tax on vested stock	(1.2)	(0.1)
Net cash provided (required) by financing activities	34.7	(4.4)
Net increase (decrease) in cash and cash equivalents	71.7	(11.2)
Cash and cash equivalents at beginning of period	104.8	160.4
Cash and cash equivalents at end of period	$176.5	$149.2

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Arcosa, Inc.
Reconciliation of Adjusted Net Income and Adjusted Diluted EPS
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended March 31,
	2024	2023
	(in millions)
Net Income	$39.2	$55.7
Gain on sale of storage tanks business, net of tax	(5.3)	(4.5)
Impact of acquisition and divestiture-related expenses, net of tax(1)	2.1	0.5
Adjusted Net Income	$36.0	$51.7

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended March 31,
	2024	2023

	(in dollars per share)
Diluted EPS	$0.80	$1.14
Gain on sale of storage tanks business	(0.11)	(0.09)
Impact of acquisition and divestiture-related expenses(1)	0.04	0.01
Adjusted Diluted EPS	$0.73	$1.06

(1) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended March 31,		Full Year 2024 Guidance
	2024	2023	Low	High
Revenues	$598.6	$549.2	$2,575.0	$2,775.0

Net income	39.2	55.7	166.9	183.3
Add:
Interest expense, net	6.6	5.9	34.0	36.0
Provision for income taxes	8.1	14.2	34.1	40.2
Depreciation, depletion, and amortization expense(1)(3)	42.8	38.8	177.5	182.5
EBITDA	96.7	114.6	412.5	442.0
Add (less):
Gain on sale of storage tanks business	(7.0)	(6.4)	(7.0)	(7.0)
Impact of acquisition and divestiture-related expenses(2)(3)	2.8	0.6	5.0	5.5
Other, net (income) expense	(0.5)	(0.7)	(0.5)	(0.5)
Adjusted EBITDA	$92.0	$108.1	$410.0	$440.0
Adjusted EBITDA Margin	15.4%	19.7%	15.9%	15.9%

(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.
(3) Full year 2024 guidance does not include the fair value markup of inventory or long-lived assets associated with purchase price allocation for the Ameron acquisition.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)
“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. “Adjusted Segment EBITDA” is defined as Segment EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. “Adjusted Segment EBITDA Margin” is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended March 31,
	2024	2023
Construction Products
Revenues	$251.2	$236.1

Operating Profit	28.8	49.5
Add: Depreciation, depletion, and amortization expense(1)	30.1	26.9
Segment EBITDA	58.9	76.4
Add: Impact of acquisition and divestiture-related expenses(2)	1.2	—
Adjusted Segment EBITDA	$60.1	$76.4
Adjusted Segment EBITDA Margin	23.9%	32.4%

Engineered Structures
Revenues	$231.6	$207.7

Operating Profit	26.3	29.9
Add: Depreciation and amortization expense(1)	7.9	6.6
Segment EBITDA	34.2	36.5
Less: Gain on sale of storage tanks business	(7.0)	(6.4)
Adjusted Segment EBITDA	$27.2	$30.1
Adjusted Segment EBITDA Margin	11.7%	14.5%

Transportation Products
Revenues	$115.8	$105.4

Operating Profit	14.6	10.1
Add: Depreciation and amortization expense	4.0	4.0
Segment EBITDA	18.6	14.1
Adjusted Segment EBITDA	$18.6	$14.1
Adjusted Segment EBITDA Margin	16.1%	13.4%

Operating Loss - Corporate	$(16.3)	$(14.4)
Add: Impact of acquisition and divestiture-related expenses - Corporate(2)	1.6	0.6
Add: Corporate depreciation expense	0.8	1.3
Adjusted EBITDA	$92.0	$108.1
(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Freight-Adjusted Revenues for Construction Products
($ in millions)
(unaudited)

“Freight-Adjusted Revenues” for Construction Products is defined as segment revenues less freight and delivery, which are pass-through activities. GAAP does not define Freight-Adjusted Revenues and they should not be considered as alternatives to earnings measures defined by GAAP, including revenues. We use Freight-Adjusted Revenues in the review of our operating results. We also believe that this presentation is consistent with our competitors. As a widely used metric by analysts and investors, this metric assists in comparing a company's performance on a consistent basis. “Freight-Adjusted Segment Margin” is defined as Freight-Adjusted Revenues divided by Adjusted Segment EBITDA.

	Three Months Ended March 31,
	2024	2023
Construction Products
Revenues	$251.2	$236.1
Less: Freight revenues(1)	23.9	28.5
Freight-Adjusted Revenues	$227.3	$207.6

Adjusted Segment EBITDA(2)	$60.1	$76.4
Adjusted Segment EBITDA Margin(2)	23.9%	32.4%

Freight-Adjusted Segment EBITDA Margin	26.4%	36.8%

(1) The freight revenue amount shown for the three months ended March 31, 2023 has been reduced from the prior year disclosure due to a reclass between freight revenue and product revenue.
(2) See Reconciliation of Adjusted Segment EBITDA table.

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Arcosa, Inc.
Reconciliation of Free Cash Flow and Net Debt to Adjusted EBITDA
($ in millions)
(unaudited)

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We define Free Cash Flow as cash provided by operating activities less capital expenditures net of the proceeds from the disposition of property, plant, equipment, and other assets. The Company also uses “Free Cash Flow Conversion”, which we define as Free Cash Flow divided by net income. We use these metrics to assess the liquidity of our consolidated business. We present these metrics for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	Three Months Ended March 31,
	2024	2023
Cash Provided by Operating Activities	$80.5	$27.3
Capital expenditures	(54.4)	(44.4)
Proceeds from disposition of property, plant, equipment, and other assets	4.2	23.9
Free Cash Flow	$30.3	$6.8

Net income	$39.2	$55.7
Free Cash Flow Conversion	77%	12%

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses “Net Debt to Adjusted EBITDA”, which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	March 31, 2024	Pro Forma Ameron(1)	March 31, 2024 Pro Forma
Total debt excluding debt issuance costs	$611.4	$160.0	$771.4
Cash and cash equivalents	176.5	(20.0)	156.5
Net Debt	$434.9	$180.0	$614.9

Adjusted EBITDA (trailing twelve months)	$351.5	$19.8	$371.3
Net Debt to Adjusted EBITDA	1.2		1.7

(1) The $180.0 million purchase price for the acquisition of Ameron, completed in April 2024, was funded with $160.0 million of borrowings under our revolving credit facility and cash on hand. Adjusted EBITDA for Ameron is estimated to approximate twelve months ended December 31, 2023 Adjusted EBITDA, as previously disclosed.

972.942.6500	15	arcosa.com